PROSPECTUS	Pricing Supplement No. 4006
Dated November 21, 2002	Dated March 17, 2004
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated November 22, 2002	No. 333-100527

GENERAL ELECTRIC CAPITAL CORPORATION
GLOBAL MEDIUM-TERM NOTES, SERIES A
(Redeemable Fixed Rate Notes)

Trade Date:	March 17, 2004

Settlement Date (Original Issue Date):	March 30, 2004

Maturity Date:	March 30, 2019 (unless earlier redeemed as described under "Additional Terms Optional Redemption" below).

Principal Amount (in Specified Currency):	US$ 50,000,000

Price to Public (Issue Price):	100.00%

Agent's Discount or Commission:	1.00%

Net Proceeds to Issuer:	US$ 49,500,000

Interest Rate Per Annum:	5.00%

Interest Payment Period:	Semi-Annually

Interest Payment Date(s):	Semi-Annually on each March 30th and September 30th of each year, commencing September 30, 2004 and ending on the Maturity Date, unless earlier redeemed. See "Additional Terms Interest" below.

Clearance and Settlement:

DTC Only

X	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under "Global Clearance and Settlement Procedures" in the accompanying Prospectus Supplement)

DTC and Euroclear/Clearstream, Luxembourg (as described under "Description of Notes General - Special Provisions Relating to Certain Foreign Currency Notes" in the accompanying Prospectus Supplement).

Euroclear and Clearstream, Luxembourg only

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Redeemable Fixed Rate Notes)
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Pricing Supplement No. 4006
Dated March 17, 2004
Rule 424(b)(3)-Registration Statement
No. 333-100527

CUSIP No.:    36962GH31

ISIN:     US36962GH316

Common Code:  018951436

Repayment, Redemption and Acceleration

Initial Redemption Date:	March 30, 2009 (See "Additional Terms Optional Redemption" below)

Initial Redemption Percentage	100.00%

Optional Repayment Date(s):	N/A

Annual Redemption Percentage Reduction:	N/A

Modified Payment Upon Acceleration:	N/A

Original Issue Discount:

Amount of OID:  N/A

Yield to Maturity:  N/A

Interest Accrual Date:  N/A

Initial Accrual Period OID:  N/A

Amortizing Notes:

Amortization Schedule:  N/A

Dual Currency Notes:

Face Amount Currency:  N/A

Optional Payment Currency:  N/A

Designated Exchange Rate:  N/A

Option Value Calculation Agent:  N/A

Option Election Date(s):  N/A

Indexed Notes:

Currency Base Rate:  N/A

Determination Agent:  N/A

(Redeemable Fixed Rate Notes)
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Pricing Supplement No. 4006
Dated March 17, 2004
Rule 424(b)(3)-Registration Statement
No. 333-100527

Listing:
Listed on the Luxembourg Exchange
X	Not Listed on the Luxembourg Exchange
Other Listing

Optional Redemption:

The Company may at its option elect to redeem the Notes in whole on March 30, 2009 or on any Interest Payment Date thereafter (each such date, an Optional Redemption Date) at 100% of their principal amount plus accrued interest to but excluding the date of redemption. In the event the Company elects to redeem the Notes, notice will be given to registered holders not more than 60 nor less than 30 days prior to the Optional Redemption Date.

Additional Information:

General.

At December 31, 2003, the Company had outstanding indebtedness totaling $286.684 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at December 31, 2003 excluding subordinated notes payable after one year was equal to $285.721 billion.

Consolidated Ratio of Earnings to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,
1999	2000	2001	2002	2003
1.60	1.52	1.72	1.65	1.86

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

The Notes are being purchased by Citigroup Global Markets Inc. (the "Underwriter"), as principal, at the Issue Price of 100.00% of the aggregate principal amount less an underwriting discount equal to 1.00% the principal amount of the Notes.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.